EXHIBIT 99

                     [Crazy Woman Creek Bancorp Letterhead]

Crazy Woman Creek Bancorp Incorporated               Contact:    Deane D. Bjerke
Buffalo, Wyoming                                     President
                                                     (307) 684-5591

                                       For Immediate Release
                                       December 26, 1996



                CRAZY WOMAN CREEK BANCORP INCORPORATED ANNOUNCES
                    REGULATORY APPROVAL FOR STOCK BONUS PLAN

         Buffalo, Wyoming -- December 26, 1996 -- Deane D. Bjerke, President of Crazy Woman Creek Bancorp Incorporated, Buffalo, Wyoming (the "Corporation"), the holding company of Buffalo Federal Savings (the "Bank"), announced today that it had received non-objection from the Office of Thrift Supervision to implement the Corporation's Management Stock Bonus Plan ("Plan"). The Plan intends to purchase up to 42,320 shares of Common Stock to be distributed in accordance with the Plan as approved by the stockholders at the Meeting of Stockholders held on October 2, 1996. It is anticipated that such shares of Common Stock will be purchased in open market transactions from time to time during the next six months. Alternatively, the Plan may purchase such shares directly from the Corporation's authorized but unissued common stock.

         The Corporation is a unitary thrift holding company, which owns all of the outstanding stock of the Bank. The Bank is a community-oriented retail savings institution offering traditional deposit and mortgage loan products. The Bank primarily serves Johnson County and southern Sheridan County, providing a full range of retail banking services, with emphasis on one-to-four family residential mortgages. The Corporation's common stock is traded in the over-the-counter market on the Nasdaq NATIONAL Market under the symbol "CRZY."